ROSETTA RESOURCES INC. PROVIDES OPERATIONS UPDATE FOLLOWING HURRICANE IKE

HOUSTON, TEXAS, September 17, 2008 (Prime Newswire)–Rosetta Resources Inc. (NASDAQ: ROSE) ("Rosetta" or the "Company") today announced that it has completed a preliminary operations review following Hurricane Ike. This update pertains to Rosetta’s Gulf of Mexico offshore properties, Texas inland state water properties, and onshore South Texas properties and production facilities.

Rosetta’s Gulf of Mexico offshore and Texas inland state water properties, which are all unmanned, were shut in on Thursday, September 11th, and otherwise prepared for the hurricane prior to its arrival. Rosetta’s onshore South Texas properties remained operational throughout Hurricane Ike. Subsequent to the storm, Rosetta has conducted a preliminary review of its operated properties and provides the following update.

The Company’s Gulf of Mexico operated and non-operated properties have contributed approximately 10% of the Company’s production on a year to date basis.  One of the Company’s operated properties, East Cameron 88/89, experienced damage and will require repair that could take several months to complete depending on availability of the required equipment and services.

The Texas inland state waters, primarily in Sabine Lake which contributes approximately 9% of the Company’s production, also suffered what appears to be significant damage as a result of the storm. A comprehensive review of the hurricane’s impact in Sabine Lake is underway, and the Company anticipates that significant work will be required before production can be restored.

With respect to Rosetta’s onshore South Texas properties, there are no reports of lost production or damage to surface equipment related to the passing of Hurricane Ike.

Based on this preliminary assessment, Rosetta has completed an initial review of the production outlook, including the effects of hurricanes Gustav and Ike, for the year 2008. At this time, the Company is maintaining its current production guidance of 140-150 MMcfe/d. The Company will continue to assess the production outlook and will provide additional updates, as needed.

Rosetta’s President and CEO, Randy Limbacher, stated; “First and foremost, we are pleased to report that Rosetta’s employees and families suffered no serious ill effects as a result of the storm, and we are proud of the professionalism demonstrated by our team in this difficult time. While we are disappointed by the storm damage to some of our facilities, Rosetta joins all of industry in restoring the impacted properties to producing status. This is our top priority and we will be taking all necessary steps to be sure that this project is completed in a safe and timely manner.”

About the Company
Rosetta Resources Inc. is an independent oil and gas Company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

Cautionary Statements
The statements set forth in this release regarding estimated or anticipated development and drilling plans, capital expenditures and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, such as drilling results, oil and gas prices, industry conditions, weather conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. These risks are more fully described in Rosetta Resources Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.  Rosetta Resources Inc. assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

For Information, contact:
Michael J. Rosinski
Rosetta Resources Inc.
717 Texas, Suite 2800
Houston, TX 77002
Phone: 713-335-4008
Fax: 713-651-3056
Email: info@rosettaresources.com
http://www.rosettaresources.com